

Alex Katz
(b. 1927)

Sec.gov | Deal Sheet

Initial Offering	$500,000
Painting	
Dimensions	96 × 48
Progress	40%

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Artist Market Appreciation

8%
CAGR

Alex Katz's market has seen a 8% annualized appreciation rate from 4/2005 to 2/2025.


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Value Offering

16.7%
Discount

Prior to acquisition, our team internally appraised this painting at $600,000. We're offering it now for $500,000, a 16.7% discount to that value.

Fair Market Value

$600,000

Offering Price — Discount

$500,000

Big Name Collectors

Alex Katz is collected by some of the biggest collectors in the art world.

- FLV Fondation Louis Vuitton
- THE MET Metropolitan Museum of Ar...
- Guggenheim Bilbao
- Centre Pompidou

High-Selling Style at Great Price

Paintings similar to our $500k painting have recently sold for $841k, $775k, and $971k at auction.



Sale Price: $971,229

Darisa (2015)
48 x 112 in.



Our Offering: $500,000

Corinne (2007)
96 x 48 in.

98 Year Old Living Legend

Alex Katz has been an acclaimed painter for seven decades, and is still reaching new heights of prestige, including a MoMA exhibition in 2024.



Seven Decades Into His Practice, This Is What Alex Katz Thinks He Has Over Pollock and de Kooning
culturedmag.com

Investment Thesis

Important Disclosure

Discount to Internal Appraisal: Our team internally appraised this painting at $600,000 before acquisition. We're offering it for $500,000, a 16.7% discount to that appraised value.

High-Selling Style: Paintings similar to our $500k painting have recently sold for $871k, $750k, and $971k at auction.

Recent Price Momentum: Katz's auction totals have risen in recent years thanks to blockbuster museum shows and international acclaim, totaling ~$15M+ annually since 2022.

Acclaimed Museum Artist: Alex Katz is in the collection of almost every major museum in the world, including the Met, the MoMA, the Guggenheim, the Tate, and many others.

Overall Market Growth: Alex Katz's total market has grown by 8.2% annually since 2005, according to our internal hedonic analysis.

98 Year Old Living Legend: Katz has been an acclaimed painter for seven decades, and is still reaching new heights of prestige, including a MoMA exhibition in 2024.

ALEX
KATZ

b. 1933 — d. 2022, UNITED STATES



$500,000

INITIAL OFFERING

9.2%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

12.4%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 96 × 48 in.

Katz is among the most famous living American artists best known for his dramatic large-scale figurative paintings.

The Artwork is a large-scale example of Alex Katz's compelling portrait paintings. The subject of the Artwork is Corinne, also known as Coco, a French American curator, writer, and model who modelled for three paintings and accompanying drawings by Alex Katz in 2006 and 2007. Alex Katz is most recognized for his portraits of contemporary people distinguished by their flat surfaces, dramatic crops, fashionable subjects, and minimal yet bold color palettes. The Artwork is a tall, vertically-oriented portrait painting, featuring a bust of a woman in the lower half of the composition. The solid off-white background draws the viewer's focus to the subject's face, which looks out at the viewer in a serene expression. Her long, auburn hair is tied back into a low ponytail that cascades over her left shoulder. She wears a delicate chain necklace with matching earrings and appears to be nude. Auction records for artworks similar in scale, style, subject and period are led by Tara (2003), which sold for $1,019,627 (€901,000) at Ketterer Kunst on December 10, 2021, followed by Darisa (2015), which sold for $971,868 (HKD 7,560,000) at Christie's Hong Kong on March 29, 2025, and Isaca (2001), which sold for $841,277 at Christie's London on March 7, 2024.

Alex Katz is represented by Gladstone Gallery, Gray Gallery, Galerie Thaddaeus Ropac, Timothy Taylor Gallery, and Galleria Monica de Cardenas. His work is also held in over 100 prestigious public collections around the world, including the Hirshhorn Museum and Sculpture Garden in Washington, D.C., National Portrait Gallery in Washington, D.C, Los Angeles County Museum of Art, Metropolitan Museum of Art in New York, Museum of Modern Art, New York, The Brooklyn Museum, Philadelphia

THE ARTIST'S AUCTION RECORDS ARE LED BY BLUE UMBRELLA I (1972), WHICH SOLD FOR $4,151,368 (£ 3,375,000) AT PHILLIPS LONDON ON OCTOBER 2, 2019, THE RED BAND (1978), WHICH SOLD FOR $3,166,000 AT SOTHEBY'S NEW YORK ON OCTOBER 28, 2020, AND EAST INTERIOR (1979), WHICH SOLD FOR $2,530,500 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.

Museum of Art, Whitney Museum of American Art in New York, Fondation Louis Vuitton in Paris, the Metropolitan Museum of Art in Tokyo, Museo Nacional Centro de Arte Reina Sofía in Madrid, and Tate Gallery in London. In 2023, Artprice noted a rise in Katz's market after his major Guggenheim retrospective, saying, "In 2022, the 'Guggenheim Effect' took Alex Katz into the world's 100 most top-selling artists for the first time ever." His auction turnover has surpassed $10 million each year since 2022 and $5.5 million in 2025 auction turnover to date. The artist's auction records are led by Blue Umbrella I (1972), which sold for $4,151,368 (£ 3,375,000) at Phillips London on October 2, 2019, The red band (1978), which sold for $3,166,000 at Sotheby's New York on October 28, 2020, and East Interior (1979), which sold for $2,530,500 at Sotheby's New York on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


180000
180000
264000
222899
313275
209000
381448
185000
295500
384500
282810
396954
991336
441000
841277
775958
971229
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

Alex Katz (b. 1927, Brooklyn, New York) is among the most famous living American artists best known for his dramatic large-scale figurative paintings. After a year-long tour in the U.S. Navy, Katz attended Cooper Union Art School in New York. He graduated in 1949 and received a scholarship to study at the prestigious Skowhegan School for Painting and Sculpture in Maine, where he developed a passion for plein-air painting. He was a member of the second generation of New York School painters and held his first solo exhibition at the Roko Gallery in 1954. In addition to his painting practice, the artist created numerous small collages of figures in landscapes from hand-painted colored paper in the 1950s. By 1959, he had begun painting his signature portraits of modern life with monochrome backgrounds and free-standing cutout portraits on wood and aluminum sheets. Influenced by contemporary advertising and popular culture, Katz incorporates fashion and dramatic cropping into his paintings. In the early 1960s, he designed sets and costumes for choreographer Paul Taylor, which sparked a career-long interest in painting dancers and models. From the late 1980s through the 1990s, Katz produced a series of up-close large-scale landscape paintings. He describes these works as “environmental,” because his strategic use of perspective and cropping makes the viewer feel like they are inside the landscape. Katz received the John Simon Guggenheim Memorial Fellowship for Painting in 1972 and was inducted into the American Academy of Arts and Letters in 1988. In recent years, the artist has returned to portraiture, employing even tighter crops and more group portraiture. Katz has achieved tremendous institutional and commercial success for his paintings and has been the subject of more than 250 solo exhibitions at galleries and museums around the world. Recent highlights include his eight-decade retrospective, Alex Katz: Gathering, at the Solomon R. Guggenheim Museum from October 2022 to February 2023, and his presentation of four monumental recent paintings, Alex Katz: Seasons, at the Museum of Modern Art in 2024. Katz continues to live and work in New York City.





ALEX KATZ



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Alex Katz with the following criteria: Close up portraits on canvas of single female subjects against a plain background created since 2000 that measure between 45 inches by 45 inches and 115 inches by 115 inches. This set excludes works with Ada as the subject, severely cropped portraits, and grisaille works. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Alex Katz have a record price compound annual growth rate ("CAGR") of 12.4% from May 9, 1984 to June 30, 2025. This calculation is based on (i) a record price of $33,600 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,152,918, the most recent record price as of June 30, 2025, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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